                                                                     Exhibit 4.1


                                LOAN AGREEMENT

This Agreement is dated December 15, 1997, is among Pope & Talbot, Inc., a Delaware corporation (the "Borrower"), Pope & Talbot, Wis., Inc. ("Wis"), Pope & Talbot International, Ltd., a British Columbia corporation ("Intl"), Pope & Talbot, Ltd., a British Columbia corporation ("Ltd"), and U.S. Bank National Association ("USB").

Recitals

A. The Borrower, USB, and certain banks and financial institutions are parties to a Credit Agreement dated as of May 6, 1992, as modified and extended, and certain notes, security agreements, and guaranties related thereto (the "1992 credit documents"), under which USB and the other banks and financial institutions provide a $75 million revolving line of credit to the Borrower and its subsidiaries.

B. The purpose of this Agreement and the notes, guaranties, and security documents related to this Agreement is to replace the credit facilities provided in 1992 with a new $75 million line of credit and a $10 million swingline subfacility.

C. On the date of this Agreement, the Borrower's only domestic subsidiary is Wis and the Borrower's only foreign subsidiaries are Intl and its subsidiary, Ltd.

NOW, THEREFORE, it is agreed that:

1.    Definitions, Etc.

      (a)   Specific Definitions.  As used in this Agreement:

            "Advance" means a loan or extension of credit or the renewal of an outstanding loan or extension of credit by the Lenders to the Borrower under the Line of Credit.

            "Agent" means USB when USB is the only Lender and USB when acting in its capacity as administrative agent for the Lenders when there is another Lender or Lenders in addition to USB.

            "Agreement" means this Agreement, including all modifications, supplements, and restatements.

            "Availability" means the positive difference between $75 million and the aggregate amount of all Advances and Swingline Loans outstanding when Availability is being determined.

            "BPS" means basis points. A basis point is equal to 1/100th of 1% per annum.


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            "Collateral" means all present and after-acquired inventory
            (including supplies, materials, work in progress, finished goods, and returned and repossessed goods) and receivables (accounts, chattel paper, documents, instruments, distributions on account of investment property, deposit accounts into which proceeds have been deposited, rights to proceeds of written letters of credit, and all entitlements and things in action related thereto) of the Borrower and the Guarantors and all records and documents related thereto.

            "Commitment Fee" means the annual fee that is to be paid by the Borrower to the Lenders quarterly in arrears under this Agreement for the Line of Credit. The fee is calculated by multiplying the relevant BPS in the Pricing Matrix times the maximum amount of the Line of Credit ($75 million unless reduced under Subsection 4(c)(7).

            "Default Rate" means a rate or rates of interest equal to 2% per annum in excess of the rate or rates of interest in effect at the time of a default (including any subsequent fluctuations in the prime rate) that will be payable on accrued but unpaid interest as well as principal from the date of such default until the notes are paid in full or the Lenders accept a tendered cure of the default and restore in writing the pre-default rate of interest. When no specific rate is then in effect, the Default Rate will equal the Agent's publicly announced prime rate of interest plus 2% per annum.

            "Expiry Date" means April 15, 1999, unless extended by mutual agreement.

            "Federal Funds Rate" means the weighted average of the rates of interest (rounded upward to the nearest .1%) per annum at which non-interest-bearing deposits held by member banks at the Federal Reserve ("federal funds") are traded on an overnight basis among such member banks through brokers in federal funds as published by the Federal Reserve Bank of New York.

            "Financing Statement" means any financing statement, amendment, or continuation statement to be filed in order to perfect, amend, or continue the security interest granted in the Collateral under the Security Agreements.

            "Guarantor" means each domestic and foreign Subsidiary who executes a Guaranty under this Agreement. As of the date of this Agreement, the only Subsidiary that can execute a Guaranty under this Agreement is Wis.

            "Guaranty" means the guaranty to be executed under this Agreement in the form attached as Exhibit 1.

            "Interest Coverage Ratio" means the ratio of the Borrower's consolidated net income before deduction of interest, income taxes, depreciation, and amortization expenses to interest expense on debt, measured as of the end of each quarter on a four-quarter rolling basis.

            "Lender" means USB and any other lender who is a party to this Agreement.


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            "Lender's Share" means the percentage interest of a Lender calculated by dividing the dollar amount of such Lender's individual commitment by $75 million.

            "Leverage Ratio" means the ratio of Total Funded Debt to Tangible Net Worth.

            "LIBOR Advance" means an Advance based on the LIBOR.

            "LIBOR Interest Period" means a period of 1, 2, 3, or 6 months as selected by the Borrower for each LIBOR Advance.

            "LIBOR" means an interest rate equal to the London interbank offered market rate for Eurodollars (U.S. dollar denominated deposits) as publicly quoted by USB as of 8:30 a.m. each banking day for a interest period beginning on the second banking day after the day of quotation, including any applicable reserve requirement costs, FDIC insurance premiums, and related costs, and rounded to the nearest 1/16th of 1% per annum. If permitted by USB's Funds Management Division, the Reuters or Telerate screens will be used in determining the applicable LIBOR.

            "Line of Credit" means the $75 million revolving line of credit being provided by the Lenders to the Borrower under this Agreement.

            "Line of Credit Note" means the note that the Borrower issues to each Lender in the form attached as Exhibit 2.

            "Loan Documents" means this Agreement, the Line of Credit Notes, the Swingline Note, the Guaranties, and the Security Agreements, including all modifications, supplements, and restatements.

            "Material Adverse Effect" means a material adverse change in or effect on the operations, business properties, condition (financial or otherwise), of the Borrower and the Subsidiaries taken as a whole or a material adverse effect on the legality, validity, binding effect, or enforceability of Loan Documents against the Borrower or any Subsidiary.

            "Notice of Borrowing" means a written notice from the Borrower to USB in the form attached as Exhibit 3 requesting an Advance.

            "Pricing Matrix" means:

                     Level I             Level II             Level III
                   -----------       ---------------      ----------------
Leverage Ratio      (*).50           (**).50 (***).80     (**).80 (***)1.0
Prime Margin             0                 0                    0
LIBOR Margin         43.75 BPS         50.00 BPS            62.50 BPS
Commitment Fee       15.00 BPS         18.75 BPS            20.00 BPS
Unused Fee            5.00 BPS          6.25 BPS             8.50 BPS

(*)    Non-EDGAR symbol meaning LESS THAN

(**)   Non-EDGAR symbol meaning GREATER THAN OR EQUAL TO

(**)   Non-EDGAR symbol meaning LESS THAN OR EQUAL TO

            "Prime Rate Advance" means an Advance at the prime rate.


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            "Prime Rate" means a fluctuating rate of interest per annum which is equal to the higher of (1) the rate of interest which the Agent publicly announces from time to time as its prime or base rate for loans to commercial borrowers or (2) the Federal Funds Rate, plus a margin of 1/2% per annum. The Prime Rate will change at the same time and to the full extent of any changes in the Agent's publicly announced prime rate. The use of the word prime does not constitute an express or implied representation that the rate is the lowest or best rate of interest available to the most creditworthy customers of the Agent or any Lender.

            "Security Agreement" means the security agreement that the Borrower and each Guarantor will execute in the form attached as Exhibit 4 to grant a security interest in the Collateral to secure performance of their obligations to the Lenders.

            "Subsidiary" means any present or future subsidiary of the Borrower.

            "Swingline" means a revolving line of credit of up to $10 million that USB will provide to assist the Borrower with its day-to-day management of cash.

            "Swingline Loan" is a loan made by USB to the Borrower under the Swingline.

            "Swingline Note" means the note that the Borrower issues to USB in the form attached as exhibit 5.

            "Tangible Net Worth" means as of any date and on a LIFO basis shareholders' equity (including any minority interest) less goodwill, loans and advances to shareholders, officers, directors, and employees that exceed $250,000 in the aggregate, surplus from write-up of assets, and general intangibles.

            "Total Funded Debt" means all liabilities for borrowed money plus all capital lease obligations.

            "Unused Fee" means a fee that is to be paid by the Borrower to the Lenders quarterly in arrears under this Agreement for the average amount of the Line of Credit that is not used in a quarter. The fee is calculated by multiplying the relevant BPS in the Pricing Matrix times the average amount of the Line of Credit that is unused in a quarter. Swingline Loans will not be counted as Advances for the purpose of calculating the Unused Fee.

            "Yield Maintenance Charge" means p x (i - y) x f where "p" equals the prepaid principal amount, "i" equals the margined LIBOR then being paid on the amount prepaid, "y" equals the margined LIBOR most recently quoted by the Agent with a term most closely matching the remainder of the LIBOR Interest Period, and "f" is a fraction of which the numerator is the number of days remaining in the LIBOR Interest Period and the denominator is 360, plus any processing fee and/or redeployment costs charged or incurred by a Lender.


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      (b)   General Definitions. As used in the Loan Documents:

            "Affiliate" means any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, another person through the ownership of equity securities or beneficial interests, relationship, control, management of property or otherwise.

            "Banking day" means a day, other than a Saturday or Sunday, on which
            (a) the Lenders are open at their principal offices for carrying on substantially all of their banking functions, and (b) with respect to LIBOR loans also a day when dealers in the London interbank market are quoting rates for Eurodollar deposits.

            "Cancel" means to put an end to a contract because of the default of the other party.

            "Claim" means the right to damages and/or an equitable remedy, such as specific enforcement, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

            "Clean-up" means the activities necessary to reduce, remove, remediate and/or dispose of hazardous materials, including the studies, reports, and plans necessary for such activities.

            "Contract" means indenture, agreement, contract, guaranty, lease, mortgage, trust deed, security agreement, pledge agreement, and like documents.

            "Control" means the direct or indirect power to direct the management and policies of a person, or the use or disposition of that person's property, whether through the ownership of voting securities, beneficial interests, contract or otherwise.

            "Costs" means all reasonable costs and expenses, including attorney fees, that are related to administration, extension, modification, collection, and enforcement of the Loan Documents, and miscellaneous charges such as photocopy and express mail expenses, documentary and transfer taxes, and revenue stamps.

            "Debt" means a liability for borrowed money, including liability under capital leases, contingent liabilities arising from guaranties of the debts or liabilities of another person. Debt includes contingent liability for immediate reimbursement of drafts honored under letters of credit, banker's acceptances, and for immediate reimbursement for checks, drafts, and other deposit account items when the issuer has insufficient funds on deposit to cover such items.

            "Distribution" means a direct or indirect transfer of money or other property or incurring debt by an entity to or for the benefit of its owners in respect of any of its securities or other ownership interests, including the declaration or


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

            payment of cash or stock dividends, options, or warrants, a purchase, redemption, or other acquisition of shares, or a distribution of debt.

            "Entity" or "organization" means a corporation, limited liability company, partnership, business trust, estate, trust, association, two or more persons having a joint or common interest, or any other legal or commercial entity.

            "Environmental laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the National Environmental Policy Act ("EPA"), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act ("TSCA") and all other Laws applicable to the generation, storage, release, discharge, transportation, and clean-up of hazardous material, solid waste, or air contaminates.

            "Execute" means, when referring to execution of documents, to subscribe, acknowledge where appropriate for recording/filing, and deliver to the person or persons entitled thereto.

            "Financial statements" means balance sheets and statements of income and of cash flows prepared in reasonable detail, on a comparative basis and in accordance with GAAP, including footnotes and management explanations in annual financial statements, for the periods required by this Agreement.

            "Fiscal year" means the 12-month period starting on January 1 of a calendar year and ending on December 31 of the same calendar year and any particular fiscal year is identified by the coincidental calendar year, i.e., the fiscal year that ends on December 31, 1997, is the "1997 fiscal year."

            "GAAP" means generally accepted accounting principles and practices consistently applied.

            "Governmental unit" means the United States, any foreign state or nation, any state or commonwealth, district, territory or municipality, or any department, agency, court, tribunal, or other instrumentality thereof.

            "Hazardous material" means any waste, substance, mixture, pollutant or contaminant defined as hazardous, toxic, or radioactive under any environmental laws and includes, whether or not so defined, petroleum and natural gas products, polychlorinated biphenyls, and asbestos-containing materials.

            "Insolvent" means a financial condition such that either the person's total liabilities are greater than the fair value of all of the person's assets or the person is unable to pay its liabilities in the ordinary course of business as they become due.

            "Insolvency proceedings" means an assignment for the benefit of creditors or other proceeding intended to liquidate or rehabilitate the estate of the person


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

            involved, involving all or substantially all of a person's property, as well as any liquidation and reorganization proceeding under the Bankruptcy Code.

            "Judicial lien" means a lien obtained by judgment, levy, sequestration, or other legal or equitable process or proceeding.

            "Law" means an existing or future constitution, statute, ordinance, code, regulation, rule, or similar legislative imposition of any federal, state or local governmental unit, including any amendments thereto.

            "Liability" means an obligation for the payment of money whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured.

            "Lien" means a charge against or an interest in property to secure payment or performance of an obligation including a security interest, judicial lien, and statutory lien.

            "Material" means that which in reasonable and objective contemplation will or realistically is likely to affect the business or property of a person taken as a whole, or the person's creditworthiness as to such business or property, in a significant manner.

            "Obligation" means a duty imposed on a person by law, promise, contract or otherwise, including liabilities and debts.

            "Order" means any order, injunction, judgment, writ, decree, license, or permit.

            "Per annum" means, for the purpose of calculating fees and interest, the actual number of days elapsed over a denominator of 360 days.

            "Person" means an individual, entity, or governmental unit.

            "Pro rata" means in accordance with the percentage interests of each Lender calculated by dividing the dollar amount of such Lender's individual commitment by the total commitment of all of the Lenders.

            "Prospective default" means the occurrence of an event that would be a default but for the giving of notice, the passage of time, or both.

            "Records and documents" means correspondence, memoranda, tapes, computer databases and operating systems, papers, books and other documents.

            "Securities" means notes, stock, warrants, options, subscription or conversion rights, treasury stock, bonds, debentures, evidences of debt, or other certificates of interest or participation, all stock dividends and distributions in respect thereof, and all entitlements related thereto.


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

            "Statutory lien" means a lien arising solely by force of a statute on specified circumstances or conditions.

            "Subsidiary" means an entity that is owned (50% or more of the outstanding voting shares) or controlled by a "parent" if the results of their operations and financial position should be presented on a consolidated basis under GAAP.

            "Taxes" means all taxes, assessments, charges, license fees, levies, and like governmental impositions charged against a person or such person's property.

            "Third party" means any person who is not a party to the Loan Documents except future Subsidiaries and Lenders.

            "Transfer" means every mode, direct or indirect, absolute or conditional, voluntary or involuntary, of disposing of or parting with property or any part thereof or interest therein.

      (c)   Additional References

            (1) Accounting Terms. Accounting terms that are not specifically defined in this Agreement will be defined or interpreted and all reporting practices will be performed, in accordance with GAAP unless the Agent has given its prior written consent to a different accounting definition, interpretation or practice. Without thereby limiting the generality of the foregoing, all financial statements and calculations which are based on financial condition or results of operations as of specific dates or for specific periods (including compliance with financial covenants) will be calculated on a consolidated basis (as defined by Accounting Research Bulletin No. 51, as amended) unless otherwise specified. Whenever this Agreement calls for a payment to be made or an event to occur annually or quarterly, the reference is to a fiscal year and a fiscal quarter.

             (2) Legal Terms. The definitions and substantive terms of the Uniform Commercial Code, the Uniform Fraudulent Transfer Act, and the Bankruptcy Code will be used as additional aids to construction of the Loan Documents before resort to any other source. Unless otherwise specifically stated, all dollar amounts refer to U.S. dollars. The Borrower will be deemed to borrow when a loan or extension of credit is made to or for the account of the Borrower.

            (3) Date/Time. Whenever a date or time is specified in the Loan Documents, it means such date or time in Portland, Oregon.

            (4) Schedules/Exhibits. The schedules and exhibits, if any, that are attached to this Agreement are incorporated into this Agreement by this reference.

            (5) Gender; Number. The Loan Documents are intended to be gender neutral and the neuter pronoun can refer not only to an entity but also to an individual. Use of the singular can include the plural and vice versa. Where the singular refers to several persons, the liability of such persons is joint and several except as otherwise specifically noted.

            (6) Conflicts. The terms and conditions of the Loan Documents are intended to complement and supplement each other and are to be construed so as to be consistent and complimentary. In the event that a conflict of terms cannot be reconciled, the terms and conditions of this Agreement will govern over any conflicting terms or conditions in any other Loan Document.

            (7) Captions. Captions and headings are merely for convenience and substantively are not a part of any Loan Document.

            (8) Governing Law. Construction, performance, and enforcement of the Loan Documents will be governed by the substantive provisions (i.e., without regard to the rules for conflict of laws) of Oregon law, but if any Lender or Agent has greater rights or remedies under federal, then such rights and remedies under federal law also will be available to such party.

            (9) Complete Agreement. The Loan Documents are the complete, final, and exclusive agreement of the parties as to the terms and conditions of the credit facilities. No term or condition can or will be explained, supplemented, waived, or modified by conduct or oral agreement either before, at, or after signing and delivery of the Loan Documents. The terms and conditions of the Loan Documents will govern over any conflicting term or condition contained in any commitment letter or term sheet.

2.    Representations & Warranties.

      (a) Original Inducement. To induce the Lenders to enter into this Agreement, the Borrower and each Subsidiary represents and warrants that:

            (1) Organization. The Borrower and Wis are Delaware corporations that are duly incorporated, organized, and qualified to transact business in all other countries, states, and provinces where the nature of its business operations or the ownership of assets require such qualification except if no Material Adverse Effect results. Each Subsidiary other than Wis is duly incorporated, organized, and qualified to transact business in all other countries, states, and provinces where the nature of its business operations or the ownership of assets require such qualification except if no Material Adverse Effect results.

            (2) Government Authority. The Borrower and each Subsidiary has all material permits and governmental approvals that are necessary to operate their businesses.


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

            (3) Authorization. The Borrower and each Subsidiary is authorized to execute the Loan Documents and to perform their obligations thereunder.

            (4) Due Execution and Delivery. A duly authorized representative of the Borrower and each existing Subsidiary will execute this Agreement and each of the other Loan Documents to which such entity is a party.

            (5) Legally Binding Documents. The Loan Documents are the legally valid and binding contractual obligations of the Borrower and the Subsidiaries, and are enforceable against the entities that are parties thereto in accordance with their respective terms except as such enforcement may be limited by insolvency laws affecting the rights and remedies of creditors generally, general principles of equity, whether applied by a court of law or equity, and other generally applicable rules of law.

            (6) Guarantors, Etc. The only Subsidiaries that cannot guarantee performance of the Borrower's obligations to the Lenders or grant a security interest in the items of the Collateral owned by them are Intl and Ltd. The only direct Subsidiary of the Borrower in which the Borrower may pledge less than 100% of the stock is Intl. The Borrower may pledge 66% of the stock of Intl to the Agent.

            (7) Accurate Financial Statements. The consolidated financial statements of the Borrower and the Subsidiaries that have been provided to the Lenders fairly present the consolidated financial position and results of operations of the Borrower and the Subsidiaries.

            (8) No Violations. Neither the execution of the Loan Documents nor the borrowing or repayment by the Borrower or a Guarantor of loans and extensions of credit under the Loan Documents violates any law or constitutes a breach or repudiation of any significant contract to which the Borrower or any Subsidiary is a party or by which its assets are bound, except for any consent required by Wachovia Bank of Georgia, N.A. ("Wachovia").

            (9) No Legal Proceedings or Matters. There are no civil, criminal, or administrative proceedings or matters now pending or overtly threatened in writing against the Borrower, a Subsidiary, or their assets that are not disclosed in writing to the Lenders before the date of this Agreement except for such matters that the Borrower believes will not have a Material Adverse Effect.

            (10) No Breach or Default. Neither the Borrower nor any Subsidiary is in non-technical breach of or default under any employee pension benefit plan or employee benefit plan (as those terms are defined by Section 3 of the Employee Retirement Income Security Act of 1974, as amended) to which such entity is a party or sponsor or is in breach of or default under any other significant contract to which it is a party or by which its assets are bound except for such matters that the Borrower believes will not have a Material Adverse Effect.

            (11) Tax Returns. The Borrower and each Subsidiary has filed all material tax returns that it is required by law to file and has paid all taxes owed by it when due except for taxes now being contested by such party in good faith, by appropriate means and with adequate reserves being maintained for payment in the event of an outcome of such contest adverse to such party.

            (12) Compliance with Law and Order. The Borrower and each Subsidiary are in substantial compliance with all laws and orders that are applicable to such persons except for such matters that the Borrower believes will not have a Material Adverse Effect.

            (13) Hazardous Materials. To the best knowledge of the Borrower and each Subsidiary, neither the Borrower nor any Subsidiary has released any hazardous materials into the environment in violation of any applicable laws or orders or owns or operates any facility at which any hazardous materials are stored in violation of applicable law or have been released in quantities or concentrations that are reportable to governmental agencies but have not yet been so reported except for such matters that the Borrower believes will not have a Material Adverse Effect.

            (14) Solvency. The Borrower and each Guarantor will have the ability to pay and perform their obligations to USB as they become due in the ordinary course of business. The Borrower and each Guarantor will have assets that at fair value exceed its liabilities. Neither the Borrower nor any Subsidiary is the subject of any insolvency proceedings.

            (15) Material Adverse Change. No material adverse change has occurred in the financial condition, business operations, or business prospects of the Borrower or any Subsidiary since the Borrower provided financial information in connection with its application for the credit facilities being provided under this Agreement.

            (16) Security Interest. The security interests granted by the Borrower and each Guarantor to the Lenders in the Collateral is valid and prior to any other lien, security interest, or adverse claim except the security interests that were granted to USB and the other lenders under the 1992 loan documents and the security interest of Wachovia, that is acknowledged in an intercreditor and agency agreement dated January 22, 1996, to secure the liability of Wis and the guarantor liability of the Borrower to reimburse Wachovia for amounts paid by Wachovia on account of $18.8 million in City of Eau Claire, Wisconsin, Tax-Exempt Adjustable Mode Solid Waste Disposal Revenue Bonds.

                  The Agent will cause the old security interests to be terminated when the security interests granted under this Agreement have been perfected and the priority thereof confirmed by the governmental units having jurisdiction or by private UCC search agencies. The Agent's existing Financing Statements may be used temporarily to perfect such security interests.

      (b) Reaffirmation. The Borrower and reach Subsidiary will be deemed to reaffirm the foregoing representations and warranties each time that the Borrower requests a loan or extension of credit under this Agreement but the representations and warranties regarding financial statements will be deemed to refer to the last day of the most recent interim and annual fiscal period for which financial statements then have been delivered.

3. Conditions Precedent. The following are conditions precedent that must be satisfied by the Borrower or waived by the Agent before any Lender is obligated to make a loan or otherwise extend credit to the Borrower under the Loan Documents:

      (a) Formation & Qualification. The Borrower and Wis have furnished certificates of existence and qualification to Agent that establish to Agent's reasonable satisfaction that each such party exists, is organized, and is authorized to transact business in Delaware, Oregon, Wisconsin and Pennsylvania. On or before 12/31/97, each foreign Subsidiary will deliver public authority documents to the Agent establishing that each foregin Subsidiary is duly incorporated, existing, and in good standing in the state or province of its incorporation and its principal place of business.

      (b) Organization & Authority documents. The Borrower and Wis have furnished to the Agent certified copies of each such entity's articles or certificate of incorporation, its bylaws, the resolutions of its board of directors that authorizes it to enter into and perform its obligations under the Loan Documents, and an incumbency certificate that (1) names the representatives who are authorized to execute documents and, in the case of the Borrower, to request loans and extensions of credit under the Loan Documents and (2) contains a specimen of each such representative's signature. On or before 12/31/97, each foreign Subsidiary will deliver such organization and authority documents to the Agent. The Lenders may continue to rely on such organization and authority documents until revoked or modified by a similar document.

      (c) Financial Statements & Business Plan. The Borrower and each Subsidiary has each furnished to the Agent certified copies of its annual financial statements for each of the preceding three fiscal years -- or the period of its existence if it has been in existence less than three years--and its business plan for the 1998 fiscal year.

      (d) Representations and Warranties. The representations and warranties of the Borrower and the Subsidiaries in this Agreement are true, complete and correct in all significant respects.

      (e) Loan Documents. The Borrower and the Subsidiaries have executed this Agreement, the Borrower has issued the Line of Credit Note(s) and the Swingline Note, the Borrower has executed the Security Agreement, and each Guarantor has executed the Guaranty and the Security
            Agreement. The Borrower has paid the facility fee agreed to in a private letter agreement between the Borrower and USB.

      (f) Perfection of Security Interests. The Agent has filed the Financing Statements and has confirmed the first priority of such security interests subject only to the security interests that were granted under the 1992 credit documents and that will be terminated upon such filing and priority confirmation.

            If it is necessary to replace the existing intercreditor and agency agreement, the Agent will enter into a new intercreditor and agency agreement with Wachovia, the Borrower, and Wis, under which the Agent will acknowledge that Wachovia will share with the Lenders in the Collateral on a pari passu basis and that the Agent will act as the collateral agent for both the Lenders and Wachovia.

      (g) Legal Opinion. The Borrower's counsel (who must be reasonably acceptable to the Agent) have rendered an opinion to the Agent for the Lenders that covers the following points as of the date of this Agreement.(1)

            (1) The Borrower has been duly incorporated, organized, and qualified to do business in Delaware and Oregon. Wis has been duly incorporated, organized, and qualified to do business in Delaware, Wisconsin, and Pennsylvania.

            (2) The Borrower and Wis have been authorized to execute the Loan Documents to which it is a party and the representative or representatives signing and delivering the documents for each such party has or have been authorized to take such action.

            (3) To the knowledge of the opinion giver, neither the Borrower nor Wis is the subject of any litigation or governmental proceeding that is pending or overtly threatened in writing but not disclosed by the Borrower to the Agent in writing.

            (4) To the knowledge of the opinion giver, neither the execution of the Loan Documents nor the performance by the Borrower and Wis of their obligations under such documents violates any applicable law or order or breaches or will result in an event of default under any material contract to which the Borrower or Wis is a party.

      (h) No Change in Circumstances. In the opinion of the Agent, there has been no material adverse change in the financial condition, business operations, or business prospects of the Borrower, any Subsidiary, or the Collateral since the date of the Borrower's application for the credit facilities being provided under this Agreement.


--------

(1) The Borrower also will provide a similar opinion for each of its foreign Subsidiaries when requested by the Agent.

      (i) Legal Matters. All other legal matters relating to the Borrower, the Subsidiaries, the Collateral, and the Loan Documents are satisfactory to the Agent's lawyer.

4.    The Credit Facilities.

      (a)   Line of Credit.

            (1) Commitment. Subject to the continuing compliance by the Borrower and the Subsidiaries with the terms and conditions of this Agreement, each Lender commits (promises) to make Advances to the Borrower under this Agreement from time to time in an aggregate amount that does not exceed such Lender's Share of $75 million or the Availability. Notwithstanding any other term or condition, no Lender is obligated to make an Advance to the Borrower when or if (1) an uncured event of default or prospective default then exists or (2) the requested Advance plus all Advances and Swingline Loans then outstanding will exceed $75 million. Each Lender's commitment to fund Advances will automatically expire on the Expiry Date unless such commitment is renewed or extended by the written agreement of the Borrower and such Lender.

            (2) Nature of Commitment. Each Lender's individual commitment is separate and distinct from the individual commitments of the other Lenders. The amount of each Lender's commitment will be stated opposite its signature at the end of this Agreement or in the supplement making such Lender a party to this Agreement. No Lender will be liable for the failure of another party to this Agreement to perform such other party's obligations under this Agreement.

            (3) Revolving Nature. The Line of Credit is revolving in nature. Accordingly, the Borrower may borrow (that is, obtain an Advance) at any time and from time to time until the Expiry Date as long as there is Availability at that time and the Borrower satisfies the requirements of this Agreement for such a borrowing. Also, the Borrower may repay Advances at any time without penalty or premium except for Yield Maintenance Charge that is payable in connection with prepayment of LIBOR Advances.

            (4) Use of Proceeds. The Borrower may use Advances only for general corporate purposes such as working capital financing, debt repayment, and acquisitions permitted under this Agreement. The first Advance must be used to pay and discharge or acquire the Borrower's outstanding debt under the line of credit provided under 1992 credit documents. An agreed amount of the Line of Credit may be used to purchase securities issued by Corporation X (as identified in a private letter agreement between the Borrower and USB) if the Borrower owns 51% of the outstanding voting securities of Corporation X after such purchase.

            (5) Restrictions on LIBOR Advances. Each LIBOR Advance will be in the minimum amount of $1 million and in multiples of $100,000 in excess of the minimum amount. The Borrower may not have more than eight separate LIBOR Advances outstanding at any one time. The Borrower may not select a LIBOR Interest Period that extends beyond the Expiry Date and may not select the LIBOR as the applicable interest rate when a default or prospective default exists. LIBOR Advances may be repaid or renewed only on the last day of a LIBOR Interest Period.

            (6) Notice of Borrowing. The Borrower must request each Advance by giving a Notice of Borrowing signed by an authorized representative to the Agent not later than 8 a.m. on the banking day of a Prime Rate Advance and not later than 8 a.m. on the third banking day before the banking day on which a LIBOR Advance is to be made or renewed. The Notice of Borrowing must specify the date upon which the intended Advance is to be made, the amount of the Advance, the interest rate option to be applicable and, if the LIBOR has been selected, the LIBOR Interest Period.

            (7) Oral Requests. In exigent circumstances, the Borrower may request an Advance orally but any such oral request must be confirmed in writing within 24 hours or such Advance will be due and payable on the Agent's demand.

            (8) Reliance on Notice of Borrowing. Each Lender will be entitled to immediately match fund upon receipt by the Agent of a Notice of Borrowing. The Agent will be entitled to fund all or any part of an Advance based on a Notice of Borrowing and without first receiving funds from the Lenders.

            (9) Revoking Notice of Borrowing. The Borrower may revoke a Notice of Borrowing before the Advance is funded as long as the Borrower pays all reasonable costs and expenses (including the Yield Maintenance Charge in the case of a LIBOR Advance) incurred by each Lender in reliance on such Notice of Borrowing.

            (10) Notice to the Lenders; Funding by Lenders. The Agent will promptly deliver a copy of the Notice of Borrowing to each Lender and each Lender will wire transfer its Share of the Advance requested in the Notice of Borrowing to the Agent in time for the Agent to fund the requested Advance on the date requested. Any Lender who fails to fund its Share of an Advance in a timely manner will pay the Agent interest at the Federal Funds Rate plus -1/2 of 1% per annum from the due date of such funding until the funding actually occurs.

            (11) Funding. The Agent will deposit each Advance into the Borrower's general corporate checking account.

            (12) Interest. The Borrower will pay interest on all outstanding Advances at either the Prime Rate plus the margin applicable under the Pricing

                  Matrix or, if properly selected by the Borrower in the Notice of Borrowing and then available, the LIBOR plus the margin applicable under the Pricing Matrix. The Borrower will pay interest at the Default Rate from the date of an event of default until the default is cured or all debts of the Borrower to the Lenders are repaid. As an illustration, if the Borrower's consolidated Leverage Ratio as of the end of a quarter is equal to or more than .50 but less than .80, then the Borrower will pay a Commitment Fee of 18.75 BPS, an Unused Fee of 6.25 BPS and a LIBOR Margin of 50 BPS during the next quarter.

            (13) Notes; Promise of Repayment. The Borrower will issue a Credit Line Note to each Lender in the amount of such Lender's individual commitment and will repay Advances, plus interest and costs, in accordance with the terms of such note.

      (b)   Swingline Facility.

            (1) Commitment. Subject to the continuing compliance of the Borrower and the Subsidiaries with the terms and conditions of this Agreement, USB commits to make Swingline Loans to the Borrower under this Agreement from time to time in an aggregate amount that does not exceed the lesser of (a) $10 million or (b) Availability. Outstanding Swingline Loans count toward determining Availability.

            (2) Revolving Nature. The Swingline Facility is revolving in nature. As a consequence, the Borrower may borrow and repay at any time and from time to time without penalty or premium subject to the terms and conditions of this Agreement and the Swingline Note. The first Swingline Loan must be used to pay and discharge any swingline loan outstanding under the swingline provided under the 1992 credit documents.

            (3) Note; Promise of Repayment. The Borrower promises and agrees to issue the Swingline Note to USB and to repay all Swingline Loans, plus interest and costs, to USB in accordance with the terms of such note. Each Swingline Loan will be made at an interest rate and fee and for a term agreed to by the Borrower and USB at the time of such loan.

      (c)   General

            (1)   Disbursement of Proceeds; Payments.

                  (A) All disbursements, payments, and recoveries will be made in immediately available U. S. dollars. All payments and recoveries on the Line of Credit will be made to the Lenders in accordance with their Shares.

                  (B) Any payment received by the Agent after 10 a.m. will be deemed to have been made on the next following banking day and interest will accrue to that day.

                  (C) In the event that the date specified for payment is not a banking day, then interest will accrue to and the payment will be made on the next following banking day; provided, however, that if the loan is a LIBOR Advance and the next banking day following the maturity of a LIBOR Interest Period is in the following calendar month, then payment will be due on the last banking day which precedes the last day of the LIBOR Interest Period. All payments will be applied, to the extent amounts are due, to costs, fees, accrued interest, and then principal.

                  (D) The Borrower will give the Agent notice of its intention to make any payment by 9 a.m. at least one banking day in advance of the banking day upon which the payment is made.

            (2) Yield Maintenance Charge. The Borrower may prepay a LIBOR Advance only upon three days' prior written notice and upon payment of the Yield Maintenance Charge related thereto.

            (3) Terminating LIBOR. The LIBOR interest rate is made available to the Borrower under this Agreement on the assumption that there will continue to be an active interbank market in Eurodollars. If that match-funding market ceases to exist or if it otherwise becomes illegal or impractical for a Lender to fund LIBOR Advances with reference to this source of funds or if a Lender determines that the pricing being quoted on the interbank offered rate markets for Eurodollars no longer adequately reflects such Lender's true cost of funds, then the LIBOR option provided by such Lender will be unavailable to the Borrower immediately upon notice to the Borrower and any Notice of Borrowing will be deemed withdrawn. Absent notice to the contrary from the Borrower, it will be deemed to have requested an Advance or renewal of any outstanding LIBOR Advance as a Prime Rate Advance in the same amount.

            (4) Increased Costs. In the event that any introduction of or change in any law, order, or interpretation, guideline, policy or directive (whether or not having the force of law) by any governmental unit or central bank that requires a Lender to increase its reserves or regulatory capital, to pay taxes, duties, or other charges, or changes the basis of taxation of the payments to a Lender by the Borrower (other than overall corporate income taxes) in connection with the Advances or Swingline Loans, and such increase in reserves or regulatory capital or taxes have the effect of increasing the costs of the Lender (or its parent organization) and thereby reducing its margin of profit hereunder, then the Borrower will reimburse to the Lender (or its parent organization) on demand all such increased costs as estimated in writing with reasonable particularity by the Lender.

            (5) Mitigation. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence or existence of an event that would give rise to a claim of illegality, impracticality, or increased cost, it will use reasonable efforts to make, fund, or maintain the affected loans (or relevant part thereof) through another lending or booking office if that action will avoid such illegality or impracticality or materially reduce the additional cost to the Borrower.

            (6) Replacing Affected Lender. The Borrower reserves the right to repay all outstanding loans and extensions of credit made by a Lender who is unable to make Advances at the LIBOR or who has incurred additional costs that are to reimbursed by the Borrower under subpart (4) above and to replace that Lender with another lender who is able to make Advances at the LIBOR plus the LIBOR Margin and who is willing to become a party to this Agreement.

            (7) Reducing Amount of Line of Credit. The Borrower will have the right at any time upon three days' advance written notice to the Lenders to irrevocably terminate in whole or to reduce the unused portion of the Line of Credit in the minimum amount of $5 million and in multiples of $500,000 above the minimum amount.

            (8) Fees. The Borrower will pay the Commitment Fee and the Unused Fee quarterly in arrears on the last banking day of each quarter. The Borrower will pay the Late Payment Fee when and if payable.

            (9) Special Purpose Corporation Funding. Each Lender will have the right at any time and from time to time to cause a special purpose funding vehicle ("SPC") to fund all or part of its individual commitment. Nothing in the foregoing sentence will constitute an assignment to the SPC, obligate the SPC to make any Advance or Swingline Loan, or relieve the Lender of the duty to fund Advances and Swingline Loans. When requested by the Lender, the Borrower will sign a designation agreement in the form provided by the SPC that entitles the SPC to fund Advances and Swingline Loans and to receive repayment of such Advances and Swingline Loans, including related interest, fees, and costs.

                  The Borrower may continue to deal directly and solely with the Lender even though such Lender's Share of an Advance or USB's duty to make a Swingline Loan was funded through an SPC. Each Lender will be conclusively presumed to have made arrangements with the SPC regarding relative rights, remedies, and duties. No SPC will be a party to this Agreement. All rights, remedies, and duties of an SPC will be derived from the rights, remedies, and duties of the Lender using such SPC. No SPC will have any direct rights or remedies, including voting rights, as a Lender under this Agreement. Each arrangement between a Lender and its SPC will prohibit the SPC from disclosing any non-public information about the Borrower or the Subsidiaries that it obtains through a Lender under this Agreement.

                  The Agent, any Lender using an SPC, and the Borrower and the Subsidiaries agree that they will not attempt directly or indirectly to recover any payment made to an SPC under this Agreement as a preference or fraudulent transfer in any action or proceeding, including an insolvency proceeding, against the Borrower or otherwise. To the fullest extent allowed by law, the Agent, the Lender using an SPC, the Borrower and the Subsidiaries agree to indemnify, defend, and hold harmless the SPC from any loss, cost, damage, or expense, including attorney fees, costs, and disbursements, that results from recovery of such payments if such party caused the recovery action or proceeding to be commenced. This indemnity will survive the termination of this Agreement.

5.    Guaranty; Negative Pledge; Pledge of Subsidiary Stock.

      (a) Guaranty. Each Subsidiary will execute a Guaranty and thereby become a Guarantor unless the effect of such Subsidiary doing so will be to trigger substantial income tax liability for the Borrower as dividend income under Section 956 of the Internal Revenue Code. Each Subsidiary will execute a Security Agreement unless the effect of such Subsidiary doing so will be to trigger substantial income tax liability for the Borrower as dividend income under Section 956 of the Internal Revenue Code.

      (b) Negative Pledge. Each Subsidiary who cannot execute a Guaranty or Security Agreement promises that it will not transfer any significant or essential part of its property to any third party, including the grant of a security interest or allowing a lien or other claim to be charged against such property, or incur any additional debts or liabilities in any significant amount unless such transfer or incurrence of additional debt occurs in the ordinary course of business, is permitted by this Agreement, or has been approved in advance by the Agent. Each Subsidiary who cannot execute a Guaranty or Security Agreement hereby subordinates each and every claim and securities entitlement, and all rights and remedies related thereto, that it may have against the Borrower and against any other Subsidiaries to the claims and related rights and remedies of the Lenders against the Borrower and any other Subsidiaries to ensure that the claims of the Lenders are completely discharged through payment before it receives any payment, dividend, distribution, or other transfer on account of its claims and securities entitlements.

      (c) Subsidiary Stock. The Borrower pledges to the Agent the stock of each direct Subsidiary and the securities entitlements, voting rights, distributions, and certificates related thereto (the "Pledged Stock") as additional security for performance of the Borrower's obligations under the Loan Documents to the full extent that the Borrower may do so without triggering substantial income tax liability for the Borrower as dividend income under
            Section 956 of the Internal Revenue Code. Prior to the Borrower's default under this Agreement, the Borrower may exercise all ordinary rights and entitlements with respect to the Pledged Stock but will not vote any Pledged Stock to approve any corporate acquisition, merger, share exchange, sale of assets, dissolution, business combination, or insolvency proceeding involving a Subsidiary without the Agent's prior written consent. The Borrower will deliver the certificates representing the Pledged Stock and related stock powers in blank to the Agent. Upon the Borrower's default under this Agreement, only the Agent may exercise any rights and entitlements with respect to the Pledged Stock and the Agent may, upon 30 days' prior written notice to the Borrower, dispose of any or all of the Pledged Stock in one or more private or public sales pursuant to UCC Article 9.

6.    Covenants.

      (a) Affirmative Covenants. Until the Borrower has been paid and discharged its obligations to USB under the Loan Documents and the commitments of the Lenders under this Agreement have expired or been terminated, the Borrower promises and agrees that:

            (1) Preserving Existence. The Borrower and each Subsidiary will preserve its legal status and its material franchise, permits, and governmental approvals, pay all fees and charges in connection therewith, and perform all actions required thereunder except for fees, charges, and actions being contested in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

            (2) Compliance with Law and Order. The Borrower and each Subsidiary will comply in all material respects with all laws and orders applicable to it or its assets specifically including, but not limited to, environmental laws, the Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974, as amended, if noncompliance may have a Material Adverse Effect.

            (3) Conducting Business. The Borrower and each Subsidiary will conduct its business and affairs in the ordinary course of business without material change in nature or emphasis.

            (4) Insurance. The Borrower and each Subsidiary will obtain and maintain with responsible carriers at its expense such workers' compensation, fire with extended coverage endorsement, public liability and property damage, business interruption, and such other insurance in such coverage amounts, deductibles and terms as may be consistent with industry practices and as may be reasonably acceptable to the Lenders, and will provide evidence of such insurance and payment of premiums to the Lenders on an annual basis.

            (5) Performance of Obligations to Lenders. The Borrower and each Subsidiary will pay and perform when due (subject to applicable grace periods) its obligations to the Lenders under the Loan Documents.

            (6) Performance of Other Obligations. The Borrower and each Subsidiary will pay and perform when due all material obligations owed by it to all third parties except for those obligations being contested by it in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an outcome adverse to it.

            (7) Records. The Borrower and each Subsidiary will keep accurate and complete records and documents, including accounting and financial records, relating to its assets and liabilities, income and expense, cash flows, changes in equity, management and employees, production, marketing, operations, performance, and earnings.

            (8) Tax Returns and Taxes. The Borrower and each Subsidiary will file all tax returns required by law to be filed and pay all taxes when due except for those taxes being contested by it in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an outcome adverse to it.

            (9) Subsidiary Execution of Documents. The Borrower will cause the Subsidiaries to execute this Agreement, each new Subsidiary to execute a supplement to this Agreement in which such Subsidiary agrees to perform and be bound by the terms and conditions of this Agreement, and each Guarantor to execute the Guaranty and the Security Agreement.

            (10) Financial Statements. The Borrower will deliver to the Agent and directly to each Lender:

                  (A) quarterly internally-prepared, consolidated and consolidating financial statements within 45 days following the end of the first three fiscal quarters for the preceding quarter, and

                  (B) annual consolidated and consolidating financial statements within 90 days following the end of each fiscal year, audited by certified public accountants selected by the Borrower and reasonably satisfactory to the Agent, and accompanied by (i) copies of the unqualified audit opinion and, if requested by the Agent, management letters issued by the auditors and
                        (ii) the certificate of the auditors addressed to the Agent that states that the auditors, after reviewing the audited financial statements and this Agreement, are not aware of any default by the Borrower or any Subsidiary under this Agreement or specifying such events of default with reasonable particularity. The auditors will be under no obligation to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying the financial statements.

            (11) Additional Information; Compliance Certificates. The Borrower and each Subsidiary will deliver to the Agent and directly to each Lender:

                  (A) such additional information as to the financial condition, business operations, business opportunities, assets, or organization, management, or ownership of the Borrower or any Subsidiary within a reasonable time after being requested in writing by the Agent,

                  (B) reports listing the nature, amount, value, location, and aging of the inventory and the receivables included in the Collateral, including account debtor information, if requested by the Agent,

                  (C) notice of any default or prospective default by the Borrower or any Subsidiary under this Agreement and of any material adverse change in the financial condition, management, property, or business operations of the Borrower or any Subsidiary promptly after senior management of the Borrower becomes aware of such event, and

                  (D)   the following:

                        (i) periodic (and not less than annual) reports of all pending and threatened claims, litigation, and governmental proceedings against the Borrower or any Subsidiary that if adversely determined would more likely than not involve an aggregate liability of more than $1,000,000, and

                        (ii) compliance certificates with the interim and annual financial statements that are signed by a duly authorized representative of the Borrower and set forth in reasonable detail the Borrower's calculations showing whether or not the Borrower and the Subsidiaries are in compliance with the financial covenants and either (A) certifies that there is no default or prospective default as of the date of the certificate to the knowledge of the representative or (B) specifies with reasonable particularity any events of default or prospective default then existing and known to the representative and outlines the Borrower's plan for cure thereof.

            (12) Inspection Rights. The Borrower and each Subsidiary will allow the Lenders to take the following action at any and all reasonable times:

                  (A) Inspect the records (specifically including financial statement information) and documents of the Borrower and each Subsidiary.

                  (B) Discuss such records and documents with accounting employees and outside accountants at any time. All such persons are hereby authorized to discuss such matters with the Lenders and to provide such additional records and information as may be reasonably requested by the Lenders in connection therewith. The Lenders will give prior notice to the Borrower of the intention to discuss such matters with outside accountants so as to provide the opportunity to the Borrower and the relevant Subsidiary to be present at such discussions.

                  (C) Upon prior notice to the Borrower (unless the Borrower is in default) verify inventory and receivables information directly with third parties.

                  (D) Inspect the facilities of the Borrower and each Subsidiary.

      (b) Financial Covenants. The Borrower and the Subsidiaries promise to maintain as of the end of each annual and interim financial accounting period on a consolidated basis:

            (1) Tangible Net Worth of at least $160 million as of the end of the 1997 fiscal year, increasing by 50% of quarterly net income thereafter, with no adjustment for losses.

            (2)   An Interest Coverage Ratio of at least 3.00 to 1.

            (3)   A Leverage Ratio of no more than 1.00 to 1.

      (c) Negative Covenants. Until the Borrower has been paid and discharged its obligations to the Lenders under the Loan Documents and the commitments of the Lenders have expired or been terminated, the Borrower promises and agrees none of the following things will be done without the prior written consent of the Agent:

            (1) Transfers. Neither the Borrower nor any Subsidiary will directly or indirectly transfer any essential part of or interest in its assets or more than five percent of its assets to any third party, including the grant of any security interest or the imposition of any lien, except for (A) sales of inventory in the ordinary course of business, (B) sales of surplus or obsolete equipment for reasonably equivalent value,
                  (C) collection of accounts in the ordinary course of business,
                  (D) the existing trust deed lien and security interest against the Halsey mill (the Borrower's pulp processing mill at 30480 American Drive, Halsey, Oregon) to secure repayment of a loan from the Oregon Department of Energy, (E) the liens permitted on the attached schedule of permitted liens.

            (2) Business Combinations. Neither the Borrower nor any Subsidiary will directly or indirectly merge, issue or exchange shares as part of a business combination, consolidate, or otherwise engage in any other type of business combination with any third party other than mergers and other consolidations in which the Borrower or a Subsidiary is the surviving entity and no default or prospective default occurs in connection with or as a result of the merger or consolidation.

            (3) Loans. Neither the Borrower nor any Subsidiary will directly or indirectly make any additional loan or extend credit to any unrelated third party except for providing ordinary trade terms to creditworthy customers and making investments in short term, investment grade money market instruments, in accordance with the Borrower's usual and customary treasury management practices.

            (4) Distributions. Neither the Borrower nor any Subsidiary will directly or indirectly issue any additional securities or make any distribution except for dividends that are (A) permitted by law, (B) will not result in a violation of the financial covenants, and (C) are made at a time when no material default or prospective material default exists under this Agreement.

            (5) Preferences. Neither the Borrower nor any Subsidiary will directly or indirectly prefer its owners or creditors to the Lenders.

            (6) Purchases. Neither the Borrower nor any Subsidiary will directly or indirectly purchase or otherwise acquire a significant equity interest any third party except for the purchase of the securities of Corporation X mentioned above.

            (7) Debts. Neither the Borrower nor any Subsidiary will become liable for any additional debts or liabilities for borrowed money, except for (A) trade debt incurred in the ordinary course of business, (B) intercompany transactions, (C) its existing and future debts and liabilities to the Lenders under this Agreement, and (D) an amount not to exceed $10 million in the aggregate.

            (8) Margin Stock. Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of any loan or extensions of credit under this Agreement to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings.

            (9) No Ceasing Business. Neither the Borrower nor any Subsidiary will directly or indirectly cease, reduce, or substantially change the nature or size of its business operations.

7.    Indemnity

      (a) Indemnity. The Borrower and the Guarantors will indemnify, defend (with counsel selected by the indemnified party) and hold harmless the Agent and each Lender from and against all claims, causes of action, loss, liability, cost or expense (including damages, penalties, fines, attorney fees, and court costs), asserted against or incurred by such indemnified party that relates to or arise out of this Agreement or any other Loan Document, any failure of the Borrower or a Subsidiary to perform its obligations under the Loan Documents, any misrepresentation or omission, or the use or intended use of the proceeds of a loan or extension of credit made under this Agreement, except for any portion thereof resulting from the indemnified party's gross negligence or willful misconduct.

      (b) Notice. If any third party threatens to commence or commences any action or other proceeding against an indemnified party, that party will promptly notify the Borrower in writing of such threat or commencement, any intended settlement of such action or proceeding, and the entry of all orders and judgments entered therein. Except as provided for herein, no indemnity obligation with respect to any such action will become due and payable until the action is settled in accordance with the preceding sentence or a final non-appealable judgment has been entered. The Borrower will have the right to (1) veto any proposed settlement as long as the Borrower provides adequate assurance through insurance coverage, cash deposits, or otherwise that any judgment that might thereafter be entered against the indemnified party will be promptly satisfied and (2) with the consent of the indemnified party (which will not be unreasonably withheld) settle any such claim on such terms as the Borrower may determine.

      (c) Durable Nature. This indemnity will survive the satisfaction or discharge of the claims of the Lenders against the Borrower and the Subsidiaries under the Loan Documents by payment, bankruptcy discharge, or otherwise.

8.    Default.

      TIME IS OF THE ESSENCE. The Borrower will be in default under the Loan Documents if any of the following events occur:

      (a) Credit Limit; Availability. Advances and Swingline Loans exceed the maximum amount of the applicable credit facility at any time and the Borrower fails to repay the excess amount immediately upon the Agent's request.

      (b) Payment Failure. The Borrower fails to repay an Advance or Swingline Loan when due or fails to make any other interest payment or reimbursement under the Loan Documents within two days following the due date.

      (c) Misrepresentation. The Borrower or any Subsidiary intentionally makes an untrue statement of any material fact to the Lenders or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made not misleading on the date made.

      (d) Improper Use of Proceeds. The Borrower uses a loan or extension of credit under this Agreement for a purpose or purposes not specified in this Agreement unless otherwise approved by the Agent.

      (e) Negative Covenants. The Borrower or a Subsidiary violates any negative covenant of the Loan Documents.

      (f) Financial Covenants. The Borrower and the Subsidiaries fail to comply with the financial covenants except if such noncompliance is solely the result of a change in GAAP after the date of this Agreement.

      (g) Financial Statements. The Borrower or any Subsidiary fails to deliver financial statements, certificates, notices, or other financial information when and as required by this Agreement.

      (h) Other Contract Breach. The Borrower or any Subsidiary is in material breach of or default under any other contract with or instrument payable to the Agent or a Lender, or is in breach of or default under any other contract with or instrument payable to any third party for borrowed money involving an aggregate principal amount in excess of $1,000,000, such breach or default will continue after the applicable grace period, if any, specified in such contract or instrument, and the effect of such breach or default is to accelerate, or to permit the acceleration of, the maturity of the debt.

      (i) Affirmative Covenants. The Borrower or any Subsidiary fails to comply with any other affirmative covenant under the Loan Documents within 30 days following the date such compliance is demanded in writing by the Agent or, if such compliance cannot be completed within that 30-day period, that entity fails to substantially commence compliance within that 30-day period and then to complete such compliance as soon as possible thereafter but in no event later than 90 days after such compliance is demanded.

      (j) Action by Governmental Unit. The Borrower or any Subsidiary is enjoined, restrained or otherwise prohibited by a governmental unit from conducting all or any substantial or essential part of its legal affairs or business operations.

      (k) Insolvency. The Borrower or any Subsidiary becomes insolvent, commences a voluntary insolvency proceeding or having become the subject of an involuntary insolvency proceeding, fails to have the involuntary proceeding dismissed, withdrawn or stayed within 90 days of commencement.

      (l) Change in Control. A significant number of the directors or officers of the Borrower or any Subsidiary resign or are removed or a significant number of shares of the Borrower or any Subsidiary are transferred to persons who are not now shareholders of such party.

      (m) Material Adverse Change. In the good faith opinion of the Agent, there has been a material adverse change in the financial condition, property, business operations, or business prospects of the Borrower or any Subsidiary that will jeopardize the prospects for repayment when due of the loans and extensions of credit being made under this Agreement.

      (n) Judgments. A final judgment is entered against the Borrower or any the Borrower subsidiary for the payment of more than $1 million in the aggregate and is not covered by insurance or satisfied or appealed (and with the filing of such appeal bonds as are necessary to stay execution pending the appeal) within 30 days following entry, or all or a substantial part of the property of the Borrower is attached, seized, made subject to writ or warrant or is levied on or comes into the possession or control or a receiver, trustee, custodian or assignee for the benefit of creditors.

      (o) Bad Faith. The existence of any illegal act, collusion or bad faith by or with the acquiescence of the Borrower or any Subsidiary in the performance of such party's obligations under this Agreement.

      (p) Validity Contest. The Borrower, any Subsidiary, or any third party contests the validity or enforceability of any of the Loan Documents or of the obligations of the Borrower or any Subsidiary thereunder.

9.    Remedies

      (a)   General.

            (1) The Agent may suspend the duties of the Lenders to make further loans or extensions of credit under this Agreement, including those of USB under the Swingline, and may make the LIBOR option unavailable for any new loans or extensions of credit upon and during the continuation of any prospective default or default.

            (2) The Agent may cancel the duties of the Lenders to make further loans or extensions of credit under this Agreement, including those of USB under the Swingline, may make the LIBOR option unavailable for any new loans or extensions of credit, and may accelerate the due date of all loans and extensions of credit made under this Agreement (make payment of all principal, interest, fees and costs immediately due and payable), without further notice or demand upon the occurrence of a default and its continuation beyond any applicable notice or cure period. Acceleration of the due date will be automatic upon the commencement of insolvency proceedings.

            (3) The Lenders may collect the overdue payments or the accelerated balance of the loans and extensions of credit made under this Agreement at such times and in such order as the Lenders may select.

            (4) The Agent may foreclose the Lenders' security interest in the Collateral in one or more proceedings and in any order selected by the Agent.

            (5) All rights and remedies provided by law, equity, and contract are cumulative.

            (6) The Borrower and the Subsidiaries consent to the jurisdiction and venue of the circuit court of the state of Oregon for Multnomah County (Portland) and of any federal court located in the state of Oregon for any proceeding arising out of the Loan Documents.

      (b) Offset Rights. Without limiting the generality of the foregoing, the Borrower and each Subsidiary expressly grants to the Agent and to each Lender the right to set off their debts and liabilities to the Borrower and the Subsidiaries against the debts and liabilities of the Borrower and any Subsidiary to the Agent and the Lenders without notice or demand upon the occurrence and continuance of a default. The Borrower will be notified of any set off promptly following the taking of such action.

      (c) Waiver of Jury Trial. Each Lender, the Agent, the Borrower, and each Subsidiary hereby waives the right to trial by jury in any action or proceeding relating to any claim, offset, defense, or counterclaim, whether in contract or tort, at law or in equity, arising out of or relating to the Loan Documents.

      (d) Costs. The prevailing party in the trial or appeal of any civil action, arbitration, or other adversary proceeding relating to any Loan Document will be entitled to the award of a reasonable attorney fee in addition to costs and disbursements.

10. Administrative Agent. The following terms and conditions will become effective when and if there is a Lender (a lender party to this Agreement) who is not USB.

      (a) Appointment. The Borrower, the Subsidiaries, and the Lenders appoint USB as their agent and attorney-in-fact for the limited purpose of performing administrative functions under this Agreement.

      (b) Lending Decision. By executing a supplement to this Agreement, each Lender will confirm that its decision to lend money and extend credit to the Borrower and the Subsidiaries is and will continue to be based on its own independent investigation and determination as to the creditworthiness of such parties. Each Lender disclaims reliance on any information heretofore provided by the Agent.

      (c) Action. As to any matters (other than those matters listed below that require the consent or approval of all of the Lenders) that require the consent or approval of the Agent, the Agent will act or refrain from acting upon the instructions of the "Lender Majority," two or more Lenders who have individual commitments that total at least 66.67% of the Line of Credit. The Agent will be fully protected in acting or refraining from acting. The Agent will not be required to exercise any discretion or take any action not expressly provided for by this Agreement or take any action contrary to applicable law.

      (d) Unanimous Action. Notwithstanding any other term or condition of this or any other Loan Document, the Agent may not without the prior instruction of all of the Lenders (except any Lender in default of its duty to make Advances) do any of the following things:

            (1)   modify interest rates or fees or extend the Expiry Date,

            (2) release or reduce the liability of the Borrower or any Guarantor,

            (3) release any substantial or essential part of the Collateral, or

            (4) exercise any right or remedy upon the default of the Borrower and the Subsidiaries (except to suspend the duties of the Lenders to make Advances and the duty of USB to make Swingline Loans).

      (e) Duties. Neither the Agent nor any of its directors, officers, agents, or employees will be liable for any action taken or omitted to be taken by it or any of them in connection with this Agreement except for its or their own gross negligence or willful misconduct. The Agent:

            (1) may treat the payee of any note as the holder thereof until the Agent receives written notice from the payee of an assignment,

            (2) may consult with legal counsel, independent public accountants and other experts selected by it and will not be liable for any action taken or omitted in good faith by it in accordance with the advice of such experts,

            (3) makes no warranty or representation to any Lender and will not be responsible to any Lender for any statements, warranties or representation made by the Borrower or any Subsidiary in or in connection with this Agreement,

            (4) will not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower or any Subsidiary or as to the use of the proceeds or, unless the officers of the Agent acting in their capacity as officers of the Agent on the Borrower's account have actual knowledge thereof or have been notified in writing thereof by a Lender, the existence or possible existence of any default or any prospective default,

            (5) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of the Loan Documents, and

            (6) will not incur any liability under or with respect to the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made hereunder.

      (f) The Agent will account for and remit to each Lender its Share of all payments of principal, interest and fees (other than the Agent's annual fee) received by the Agent from the Borrower and the Subsidiaries.

      (g) Dealings between the Agent and the Borrower. With respect to any loans or extensions of credit made by USB to the Borrower or the Subsidiaries, and the notes issued to it, USB will have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent. In addition, the Agent may accept deposits from, lend money to, act and generally engage in any kind of business with the Borrower, any Subsidiary, or any person which may do business with such parties, all as if the Agent were not the administrative agent hereunder and without any duty to account therefor to the Lenders.

      (h) Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower) according to their Lender Shares from and against all claims, causes of action, liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to the Loan Documents or any action taken or omitted by the Agent under the Loan Documents except such as result from the Agent's gross negligence or willful misconduct. Each Lender agrees to reimburse the Agent promptly on demand for its Share of any out-of-pocket expenses, including legal fees, incurred by the Agent in connection with the administration or enforcement of or the preservation of any rights under the Loan Documents (to the extent that the Agent is not reimbursed for such expenses by the Borrower). This includes legal fees incurred in connection with any litigation, or appeal therefrom, pertaining to the Loan Documents, any loans or extensions of credit thereunder, actions against the Guarantors, and foreclosure against the Collateral.

      (i) Annual Fee. The Agent may impose an annual fee for performing its services as the administrative agent under this Agreement.

      (j) Replacement Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. The Borrower and the Lender Majority for cause may remove the Agent at any time. Upon any such resignation or removal, the Lender Majority will have the right and obligation to appoint a replacement with the consent of the Borrower (such consent not to be unreasonably withheld). If no replacement is appointed or if the replacement does not accept the appointment within 30 days after the retiring Agent's notice of resignation, the retiring or removed Agent may appoint a replacement without the consent of the Lenders or the Borrower. The replacement agent will be a bank, or any affiliate of such bank, having a combined capital and surplus of at least $100 million and which is in substantial compliance with capital adequacy ratios as established by such replacement's regulators.

            Upon the acceptance of any appointment by a replacement agent, the replacement agent will succeed to all the rights, powers, privileges, and duties of the retiring/removed agent, and the retiring/removed Agent will be discharged from its duties and obligations as the Agent under the Loan Documents. After resignation/removal, the provisions of this article will inure to the benefit of the replaced Agent as to any actions taken or omitted to be taken by it while it was the Agent.

11.   Miscellaneous.

      (a) Binding Successors. The Loan Documents will inure to the benefit of and bind the Borrower, each Subsidiary, each Lender, the Agent, and their respective successors and assigns. Neither the Borrower nor any Subsidiary may assign its rights or delegate its obligations under the Loan Documents.

      (b)   Participation; Assignment.

            (1) Each Lender will be entitled to sell participation in the Loan Documents and the credit facilities provided under the Loan Documents without the consent of the Borrower but no such participation will carry any voting rights.

            (2) Each Lender also may partially assign its individual commitment under the Line of Credit and its related rights under the Loan Documents in minimum increments of $5 million to one or more unaffiliated lenders with the prior written consent of the Borrower and the Agent. The consent of the Borrower and the Agent will not be unreasonably withheld, delayed, or conditioned, but the Agent may charge a fee of $3,500 for consent to any assignment. Any such assignment will depend on the assignee accepting and agreeing in writing to perform the assignor's rights and duties under the Loan Documents and thereby becoming a Lender under this Agreement. Upon receipt of such acceptance and agreement, the Borrower then will issue new Line of Credit Notes to the assignor and assignee that reflect the new Shares of such Lenders.

      (c) Non-Waiver. No term or condition of the Loan Documents will be deemed waived nor will the grounds for the claim of estoppel be established by a course of performance, oral understanding, or other circumstances.

      (d) Communications. Whenever any communication is required by the terms of the Loan Documents or by law, it will be deemed given when delivered personally or by facsimile or on the third banking day after it is mailed in a postage prepaid envelope addressed to the intended recipient at the address specified on the signature pages of this Agreement or such other address as a party may hereafter specify by written notice to the other parties.

      (e) Costs. The Borrower will pay on demand all reasonable costs incurred by the Agent in administering, modifying, and renewing the Loan Documents, in administering this Agreement and the loans and extensions of credit made under this Agreement, and in dealing with regulatory matters relating to the credit facilities provided under this Agreement.

            The Borrower will pay on demand all reasonable costs incurred by the Agent and the Lenders in recovery of the claims of the Lenders against the Borrower and the Guarantors and in foreclosure against the Collateral after a default and whether or not a civil action or other proceeding is commenced.

      (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which, taken together will constitute one and the same contract.

      (g) Confidentiality. The Agent and the Lenders will hold all non-public information relating to the Borrower and the Subsidiaries obtained under this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for (1) disclosure to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution, or performance of the Loan Documents, (2) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant (provided that any prospective transferee agrees in advance of any disclosure to confidentiality obligations substantially similar to those contained in this section), (3) disclosure as may be required or requested by any governmental unit or representative thereof or pursuant to legal process, and (4) any other disclosure with the prior written consent of the Borrower. Prior to any disclosure by the Agent or any Lender of such nonpublic information to a governmental unit permitted under clause (3) (other than in connection with an examination of the financial condition of a Lender or its affiliates by any governmental unit), it will, if permitted by applicable laws or judicial order, notify the Borrower of such pending disclosure.

      (h) Severability. If any term or condition of any Loan Document is hereafter determined to be illegal or unenforceable, that term or condition will be deemed deleted without invalidating the remaining terms and conditions and, to the extent permitted by law, the Borrower and each Subsidiary waives any provision of law that renders any such term or condition illegal or unenforceable.

      (i) Statutory Warning. Under Oregon Law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.

U.S. Bank National Association,        Pope & Talbot, Inc.

By /s/ JANICE T. THEDE                 By /s/ ROBERT J. DAY
       ---------------------------            ----------------------------------
       Janice T. Thede                        Name:  ROBERT J. DAY
       Vice President                         Title: SENIOR V.P. AND
                                                     CHIEF FINANCIAL OFFICER

                                       Pope & Talbot, Wis., Inc.

                                       By /s/ ROBERT J. DAY
                                              ----------------------------------
                                              Name:  ROBERT J. DAY
                                              Title: SECRETARY AND TREASURER

                                       Pope & Talbot International, Ltd.

                                       By /s/ ROBERT J. DAY
                                              ----------------------------------
                                              Name:  ROBERT J. DAY
                                              Title: VICE PRESIDENT AND
                                                     SECRETARY


                                       Pope & Talbot, Ltd.

                                       By /s/ ROBERT J. DAY
                                              ----------------------------------
                                              Name:  ROBERT J. DAY
                                              Title: VICE PRESIDENT

LENDERS:                               COMMITMENT AMOUNT:

U.S. Bank National Association         $75,000,000

By /s/ JANICE T. THEDE
       ---------------------------
       Janice T. Thede
       Vice President

National Corporate Banking (PL-4)
555 SW Oak Street
Portland, Oregon  97204
Telephone:     (503) 275-4942
Fax:           (503) 275-5428

                                                                       Exhibit 1
                                                                Portland, Oregon
                                                               December 15, 1997

                                    GUARANTY

For value, each entity who signs this guaranty (the "Guarantor") unconditionally guarantees that Pope & Talbot, Inc., a Delaware corporation (the "Borrower"), will pay its debts and perform its other obligations to the Lenders and the Agent under the 1997 Loan Agreement dated December 15, 1997 (the "Loan Agreement") among the Borrower, its Subsidiaries, and U.S. Bank National Association ("USB"), when and as such payment and performance is due. The Lenders are providing $75 million in loans and extensions of credit to the Borrower and the Subsidiaries under the Loan Agreement. The Guarantor is a subsidiary of the Borrower. The Guarantor anticipates receiving substantial value and business benefit from the loans and extensions of credit being made to the Borrower. The Guarantor's liability under this guaranty is joint, several, and unconditional. This guaranty includes repayment of any loans and extensions of credit that are made to the Borrower while the Borrower is insolvent or the subject of insolvency proceedings.

This guaranty is one of payment and not merely of collection. Accordingly, the Guarantor promises to pay and perform the Borrower's obligations to the Lenders immediately if the Borrower is in default and when the Agent makes written demand on the Guarantor for such payment and performance. If this guaranty is executed after the Loan Agreement is executed and the Guarantor is not one of the original parties to such agreement, the Guarantor promises to perform the affirmative and negative covenants that each Subsidiary is obligated to perform under the terms of the Loan Agreement.

The Guarantor irrevocably (1) consents to extensions of due dates, material modifications of the Borrower's obligations, release of other guarantors, and impairment of the value of an interest in any collateral without further notice to or consent of the Guarantor, (2) waives acceptance, notice of acceptance, and presentment (including notice of dishonor), and claims in recoupment, and (3) waives defenses based on forbearance or delay, suretyship, impairment of collateral, or discharge of the primary obligor in insolvency proceedings. The Guarantor also waives all claims to contribution, subrogation, recourse, and substitution to the extent necessary to avoid characterization of any payments and transfers of property to a Lender or others as fraudulent transfers or preferences.

In order to preserve the value of this guaranty, the Guarantor promises the Lenders that the Guarantor will not grant a security interest in or allow a lien to be charged against any material or essential part of or interest in its property without the prior written consent of the Agent except for security interests granted to the Lenders and purchase money security interests reserved by vendors in connection with the ordinary course purchase of fixtures and equipment.

Effective upon the Borrower's default but only so long as such default exists, the Guarantor subordinates each and every claim and securities entitlement, and all rights and remedies related thereto, that the Guarantor may have against the Borrower and against any Subsidiary to the claims and related rights and remedies of the Lenders against the Borrower and the Subsidiaries to ensure that the claims of the Lenders are completely discharged through payment before the Guarantor receives any payment, dividend, distribution, or other transfer on account of the Guarantor's claims and securities entitlements.

The party who substantially prevails in the trial or appeal of any civil action, arbitration proceeding, or insolvency (liquidation, reorganization or receivership) claim or proceeding on any claim (including setoffs, defenses, counterclaims and third-party claims) whether arising in tort or contract) arising from or related to this guaranty, including Agent, will be entitled to reasonable attorney fees in addition to its costs and disbursements.

The substantive provisions (that is, without regard for any choice of law provisions which would make the law of another jurisdiction applicable) of Oregon law and any applicable provisions of federal law will govern the construction and enforcement of this guaranty. The Guarantor consents to jurisdiction of any state or federal court sitting in Portland, Oregon, on any action or proceeding involving this guaranty and/or any offsets, defenses or counterclaims related to this guaranty.

This guaranty will bind and inure to the benefit of the respective successors and assigns of the Guarantor, the Lenders, and the Agent, but the Guarantor will not have the right by reason of this paragraph to assign its rights or delegate its obligations under this guaranty without the prior written consent of the Agent.

Under Oregon law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.

                                    POPE & TALBOT, WIS., INC.

                                    By /s/ ROBERT J. DAY
                                           -------------------------------------
                                           Name:   ROBERT J. DAY
                                           Title:  SECRETARY AND TREASURER

                                                                       Exhibit 2
   $75,000,000                                                  Portland, Oregon
                                                               December 15, 1997

                               LINE OF CREDIT NOTE

For value, Pope & Talbot, Inc., a Delaware corporation (the "Borrower"), whose address is 1500 SW First Avenue, Portland, Oregon 97201, promises to pay to the order or assigns of U.S. Bank National Association (the "Lender") in care of U.S. Bank National Association (the "Agent"), National Corporate Banking Division, at 555 SW Oak Street, Portland, Oregon 97204 (or at such other address as the Agent may hereafter specify in writing from time to time), the principal amount of $75,000,000, or such greater or lesser amount as the Lender actually loans to the Borrower under this note, plus interest, fees, and costs, as provided for in this note. This note is issued under a Loan Agreement dated December 15, 1997 (the "Loan Agreement"), and is a "Line of Credit Note." Each loan and renewal of a loan made under this note is an "Advance."

1. Use of Proceeds. The Borrower will use each Advance only as permitted by the Loan Agreement.

2.    Fees.

      (a) The Borrower will pay the Lender's Share of the Commitment Fee and the Unused Fee when due under the Loan Agreement.

      (b) The Borrower will pay the Late Payment Fee and Yield Maintenance Fee when due under the Loan Agreement.

3. Availability. No Advance by the Lender will be greater than Lender's Share of Availability on the date that the Advance is requested.

4. Expiry Date. The Expiry Date is April 15, 1999, unless extended by mutual agreement of the Borrower and the Lender.

5. Principal Repayment. Each LIBOR Advance is due and payable at the end of the LIBOR Interest Period. All Prime Rate Advances are due on the Expiry Date if not repaid before that date.

6.    Interest.

      (a) Before default, interest on each Prime Rate Advance will accrue at the prime rate per annum and interest on each LIBOR Advance will accrue at the LIBOR per annum plus the margin per annum that is applicable to such rates under the Pricing Matrix of the Loan Agreement. The Borrower will pay interest on LIBOR Advances at the end of each LIBOR Interest Period (or, if the LIBOR Interest Period is more than three months, then on the first banking day of each quarter that occurs during the LIBOR Interest Period) and on Prime Rate Advances quarterly in arrears on the first banking day of each quarter.

      (b) After default under the Loan Agreement, interest will accrue at the Default Rate(s) specified in the Loan Agreement until the default is cured or the entire outstanding balance of this note is paid in full. Interest at the Default Rate(s) is payable on the Lender's demand.

7. Costs. The party who substantially prevails in the trial or appeal of any civil action, arbitration proceeding, or insolvency (liquidation, reorganization or receivership) claim or proceeding on any claim (including setoffs, defenses, counterclaims and third-party claims) whether arising in tort or contract) arising from or related to this note will be entitled to reasonable attorney fees in addition to its costs and disbursements.

8. Waivers. The Borrower waives acceptance, presentment, delay, dishonor, and notice of dishonor.

9. Governing Law; Jurisdiction. The substantive provisions (that is, without regard for any choice of law provisions which would make the law of another jurisdiction applicable) of Oregon law and any applicable provisions of federal law will govern the construction and enforcement of this note. The Borrower consents to jurisdiction of any state or federal court sitting in Portland, Oregon, on any action or proceeding involving this note and/or any offsets, defenses or counterclaims related to this note.

10. Successors and Assigns. This note will bind and inure to the benefit of the respective successors and assigns of the Borrower, the Lender, and the Agent, but the Borrower will not have the right by reason of this paragraph to assign its rights or delegate its obligations under this note without the prior written consent of the Lender and the Agent.

11. Statutory Warning. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A FINANCIAL INSTITUTION AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE FINANCIAL INSTITUTION TO BE ENFORCEABLE.


                                    POPE & TALBOT, INC.

                                    By /s/ ROBERT J. DAY
                                           -------------------------------------
                                           Name:  ROBERT J. DAY
                                           Title: SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

                                                                       Exhibit 4

                               SECURITY AGREEMENT

This Security Agreement is dated as of December 15, 1997, and is between Pope & Talbot, Inc., a Delaware corporation whose federal taxpayer identification number, of "TIN" is 94-0777139 ("P&T"), Pope & Talbot, Wis., Inc., a Delaware corporation whose TIN is 391344749 ("Wis") (each being a "Debtor" and both being the "Debtors") whose chief executive offices are at 1500 SW First Avenue, Portland, Oregon 97201, U.S. Bank National Association ("USB"), whose address is c/o National Corporate Banking (PL-4), 555 SW Oak Street, Portland, Oregon 97204 and telephone number is (503) 275-4942.

                                    Recitals

A. The Debtors and the Secured Party are also parties to a 1997 Loan Agreement dated as of December 15, 1997 (the "Loan Agreement"), under which USB and other Lenders will provide up to $75 million of loans and extensions of credit to P&T and its Subsidiaries.

B. One of the conditions to providing the above-described credit facilities is that the Debtors create and assist USB in perfecting a security interest in the Collateral (as defined below) to secure payment and performance of the obligations of the Debtors to the lenders under the Loan Agreement (the "Lenders"). USB is the agent for the Lenders under the Loan Agreement (the "Agent").

NOW, THEREFORE, for value, the current receipt and reasonable equivalence of which are hereby acknowledged, it is agreed that:

1. Grant of Security Interest. Each Debtor hereby pledges, assigns, and grants a security interest under Article 9 of the Uniform Commercial Code (the "UCC") to the Agent in and to all of its

            present and after-acquired inventory (including supplies, materials, work in progress, finished goods, and returned and repossessed goods) and receivables (accounts, chattel paper, documents, instruments, distributions on account of investment property, deposit accounts into which proceeds have been deposited, rights to proceeds of written letters of credit, and all entitlements and things in action related thereto) of the Borrower and the Guarantors and all records and documents related thereto (the "Collateral")(1),


----------

(1) Notwithstanding any other term or condition of this Security Agreement, the Collateral will not include any property of the Debtors that cannot be assigned or encumbered under any existing agreement with any third party, including an Indenture dated 6/2/93 with Chemical Trust Company of California as Trustee, a Loan Agreement dated 6/10/93, with the State of Oregon, Department of Energy, and an Asset Purchase Agreement dated 12/11/95 with Paragon Trade Brands, Inc. et al., to the extent that any such restriction is enforceable under applicable law.

      to secure payment and performance of the obligations of the Debtors to the Agent and the Lenders under the Loan Agreement and this Security Agreement of every kind and nature, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, or equitable, and all extensions, renewals, and modifications thereof (the "Secured Obligations").

2.    Perfection.

      (a) Each Debtor will execute and deliver to the Agent all of the financing statements that the Agent requires to perfect, amend, continue, clarify, and reperfect the Agent's security interest in the Collateral ("Financing Statements").

      (b) The parties intend for the existing financing statements, which have already been filed to perfect the security interests granted to the Agent in the 1996 Security Agreements, to continue in effect with respect to the security interests granted in this Security Agreement.

      (c) The Agent may require each Debtor to endorse with recourse and deliver to the Agent the originals of all chattel paper, instruments, and documents that are included in the Collateral in order to perfect the Agent's security interest in such items of the Collateral.

      (d) The original or a photocopy of this Security Agreement without the original signature of each Debtor may be filed as a Financing Statement or a continuation statement either by personal delivery or by facsimile machine.

3. Limited Power of Attorney. To the full extent allowed by law, each Debtor appoints the Agent as its attorney in fact, coupled with an interest, and agent for the limited purpose of executing and filing Financing Statements which are necessary, in the Agent's reasonable judgment, to perfect, continue, and/or re-perfect the Agent's security interest in the Collateral or any item thereof or interest therein.

4. Notice of Post-Perfection Changes. Each Debtor will immediately notify the Agent of:

      (a) Any change in the name of such Debtor or such Debtor's use of an assumed business or trade name;

      (b) The relocation of such Debtor's chief executive office to a state other than Oregon; and

      (c) Any transfer (other than ordinary course sales of finished goods inventory) of material or essential amounts of inventory into any states other than Oregon, Washington, Wyoming, South Dakota, Wisconsin, or Pennsylvania;

      so that the Agent may continue the perfection of the Agent's security interest in all appropriate locations.

5. Inspection and Verification Rights. Each Debtor will keep accurate records and documents (as defined in the Loan Agreement) relating to the Collateral at its principal business office and at the chief executive offices in Portland, Oregon. The Agent will have the unconditional right at all times and upon prior notice to the Debtors to:

      (a) Inspect the Collateral, including the records and documents related thereto;

      (b)   Make copies of the records and documents;

      (c) After notice to the Debtors (unless they are in default), verify orally and in writing directly with third parties, including account debtors, the accuracy of any information provided by either Debtor with respect to the Collateral;

      (d) If the Debtors are in default, determine through employees, agents, or independent contractors the value of the Collateral at the expense of the Debtors no more than once per calendar year and as reasonably prudent at any time after an event of default and before any cure of such default;

      (e) Enter upon any premises owned, leased, or otherwise controlled by either Debtor for the foregoing purposes.

      (f) Each Debtor promises and agrees to provide to the Agent access to the Collateral and to provide any office space (including computer hardware, operating systems, and software and access to safes and other areas of safekeeping) that is reasonably necessary for the exercise of the foregoing rights. Each Debtor grants to the Agent an easement over all premises owned, leased, or otherwise controlled by such Debtor for the purpose of inspecting and valuing the Collateral and, following any default, repossessing, storing, preparing for disposition, and disposing of the Collateral. Each Debtor authorizes and instructs all third parties who have information relating to the Collateral (such as customers, account debtors, obligors, government agencies, employees, and outside accountants) to provide any and all information and documents relating to the Collateral to the Agent upon the Agent's written request provided that the Agent has given the Debtors prior notice in writing of its intention to ask for such information.

6. Covenants. Without thereby limiting any covenant contained in the Loan Agreement and subject to the right to contest third-party obligations in good faith and by appropriate means, each Debtor promises and agrees to:

      (a) Keep all tangible items of the Collateral insured against loss or damage in accordance with industry practices and prudent business judgment;

      (b) Pay all taxes, assessments, and similar charges ("taxes") levied against the Collateral as and when the same become due and payable except as otherwise provided in the Loan Agreement;

      (c) Pay all amounts when due which, if not so paid, may become the subject of a lien against the Collateral which might have or gain priority over the Agent's security interest (a "lien claim");

      (d) Provide to the Agent upon request evidence of insurance coverage and the payment of taxes and lien claims; and

      (e) Indemnify, defend, and hold harmless the Agent and the Lenders against all claims, loss, liability, cost, or expense asserted against or incurred by the Agent or the Lenders by reason of either Debtor's failure to provide a perfected, first-priority security interest in any item or items of the Collateral or the breach or default of either Debtor under the Loan Agreement or this Security Agreement.

      (f) Each Debtor hereby authorizes the Agent to pay the premiums for insurance, taxes, and the principal, interest, fees, and costs constituting lien claims if such Debtor does not do so in a timely manner (unless such Debtor is then contesting such obligation in good faith and by appropriate means) and the Agent reasonable believes such payment is necessary for the protection of the Collateral and/or the Agent's security interest in the Collateral (a "security protection advance"). Each Debtor promises and agrees to reimburse the Agent on demand for any security protection advance made by the Agent and to pay interest thereon at the Agent's publicly announced prime rate plus 2% per annum from the date of the advance until the date of reimbursement.

7.    Consent to Transfers. The Agent consents to:

      (a) The sale of finished goods inventory for reasonably equivalent value for cash or on ordinary trade terms in the ordinary course of business;

      (b)   The collection of accounts in the ordinary course of business;

      (c) The good faith compromise of accounts and disputes regarding defective or nonconforming goods and to returns and rebates in connection therewith; and

      (d) The replacement (including sale or exchange) of obsolete or worn-out fixtures and equipment in the ordinary course of business.

8. Collection of Accounts. Each Debtor will use its best efforts to collect amounts due on receivables in the ordinary course of business. Each Debtor will not sell or assign any receivables to any third party or to any Lender without the Agent's prior written consent.

9. Default. TIME IS OF THE ESSENCE. The Debtors will be in default under this Security Agreement if there is a default under the Loan Agreement or either Debtor fails to perform any promise contained in this Security Agreement within 30 days after such performance is due, or if such performance cannot be completed within such period, to substantially start to perform within such period and thereafter diligently complete such performance.

10. Remedies. Upon default and without further notice or demand other than as provided in the Loan Agreement, the Agent may:

      (a) Notify account debtors and obligors of the Agent's security interest and to demand payment directly from the account debtors and obligors to the Agent whether or not either Debtor then disputes the default or the Agent's right to collect such payments;

      (b) Require each Debtor to assemble the Collateral and make it available to the Agent at a place to be designated by the Agent which is reasonably convenient to the Agent and the Debtors;

      (c) Take possession of the Collateral either directly or through a receiver appointed by the circuit court in which any substantial or essential part of the Collateral is located without the necessity of making any showing under the rules of civil procedure as to entitlement to provisional relief and to improve, operate, maintain, lease, sell, contract rights, and otherwise dispose of the Collateral;

      (d)   Collect the revenue and proceeds of the Collateral;

      (e) Hold, sell, lease or otherwise dispose of all or any part of the Collateral in its then condition or following any commercially reasonable preparation or processing; and

      (f) Apply the proceeds, after payment of costs, charges and expenses, to amounts due on prior liens and security interests and then to amounts due to the Lenders under the Loan Documents.

      (g) Each Debtor agrees that a letter delivered to it at least 30 days before a public or private sale or other disposition is reasonable notification of such sale or disposition. Each Debtor acknowledges that payments by account debtors and obligors to the Agent, rather than to such Debtor, following default will constitute satisfaction of the debt of the account debtor or obligor to such Debtor to the extent of the payment.

      (h) Any receiver appointed may be an employee of the Agent and may serve as receiver without bond and without fee except for reimbursement of actual expenses. The Agent may advance such funds as are necessary or convenient to such repossession, operation, and management and any such advances, plus interest at the Agent's publicly announced prime rate plus 2% per annum, will be included in the Secured Obligations.

      (i) All rights and remedies of the Agent under this Security Agreement and under applicable laws and regulations are cumulative and not exclusive. The commencement or partial exercise of any such right or remedy shall not preclude the Agent from the exercise of any other right or remedy until the Secured Obligations are fully paid and performed. Those rights specifically include the right of offset against any obligations owed by the Agent or any Lender to either Debtor against the Secured Obligations.

      (j) Each Debtor waives and assigns to the Agent all marshaling, integration and similar claims intended to restrict the rights and remedies of the Agent following default. Each Debtor hereby waives and assigns to the Agent any and all claims that foreclosure against the Collateral amounts to a fraudulent transfer. Each Debtor acknowledges that the possibility that the Collateral at the time of foreclosure may have a value in excess of the Secured Obligations should not impair the bargained-for rights and remedies of the Agent.

11. Reimbursement of Costs and Expenses. Each Debtor will reimburse the Agent on demand for the reasonable and necessary costs and expenses incurred by the Agent in connection with:

      (a) Perfecting the security interest in the Collateral and confirming such perfection and the priority of the security interest;

      (b) Inspecting and evaluating the Collateral (as limited above but otherwise including the cost of any third-party inspections and appraisals): and

      (c) Repossessing, storing, preparing for disposition, and disposing of the Collateral;

      (d) Enforcing and collecting the Secured Obligations, including reasonable attorney fees, whether or not a civil action or similar proceeding (including arbitration and insolvency proceedings) is filed or appealed, such costs and expenses being part of the Secured Obligations.

12.   Miscellaneous.

      (a) This Security Agreement will bind and inure to the benefit of the respective successors and assigns of each Debtor, the Agent, and the Lenders (including participants), but no Debtor will have no right to assign any of its rights or delegate any of its obligations under this Security Agreement without the Agent's prior written consent.

      (b) Each Debtor hereby consents to the jurisdiction of any state or federal court sitting in Portland, Oregon, with respect to any claim (including setoffs, defenses, counterclaims and third-party claims whether arising in tort or contract) arising from or related to this Security Agreement and hereby waives any claim that such a forum is inconvenient or that there is a more convenient forum.

      (c) Certain terms and conditions of the Loan Agreement are also applicable to this Security Agreement.

13.   Statutory Warnings.

      (a) Under Oregon law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by Each Debtor's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.

      (b) Unless the Debtors provide the Agent with evidence of the insurance coverage that is required by this Security Agreement, the Agent may purchase such insurance to protect the Agent's security interest. Such insurance may, but need not, also protect the Debtors' interest. If the Collateral becomes damaged, the insurance purchased by the Agent may not pay any claim that a Debtor may make or any claim made against a Debtor.

            The Debtors will be responsible for the cost of the insurance purchased by the Agent and the Agent may add such cost to the Secured Obligations without any prior request for reimbursement of such amount. When added to the Secured Obligations, interest will accrue and be payable thereon at the Agent's prime rate plus 2% per annum. The effective date of coverage may be the date when the Debtors' coverage lapsed or the Debtors fails to provide proof of coverage.

            The cost of the insurance purchased by the Agent may be considerably more expensive than the insurance coverage that the Debtors can obtain and such insurance coverage may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

            Either Debtor may require the Agent to cancel the Agent's insurance by providing evidence that the Debtors have obtained the required insurance coverage elsewhere.

            Neither the Agent nor any of the Banks has any duty to either Debtor, a Guarantor, or anyone else to obtain insurance coverage if the Debtors fail to do so. It is agreed that the risk of an uninsured loss is allocated to the Debtors and such loss will not reduce or otherwise affect either Debtor's liability for payment and performance of the Secured Obligations.


U.S. Bank National Association,     Pope & Talbot, Inc.

By /s/ JANICE T. THEDE              By /s/ ROBERT J. DAY
       --------------------------          -------------------------------------
       Janice T. Thede                     Name:  ROBERT J. DAY
       Vice President                      Title: SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

                                    Pope & Talbot, Wis., Inc.

                                    By /s/ ROBERT J. DAY
                                           -------------------------------------
                                           Name:  ROBERT J. DAY
                                           Title: SECRETARY AND TREASURER

                                                                       Exhibit 5


    $10,000,000                                                 Portland, Oregon
                                                               December 15, 1997

                                 SWINGLINE NOTE

For value, Pope & Talbot, Inc., a Delaware corporation (the "Borrower"), whose address is 1500 SW First Avenue, Portland, Oregon 97201, promises to pay to the order or assigns of U.S. Bank National Association ("USB"), c/o National Corporate Banking Division, at 555 SW Oak Street, Portland, Oregon 97204 (or at such other address as USB may hereafter specify in writing from time to time), the principal amount of $10,000,000, or such greater or lesser amount as USB actually loans to the Borrower under this note, plus interest, fees, and costs, as provided for in this note. This note is issued under a 1997 Loan Agreement dated December 15, 1997 (the "Loan Agreement"), among the Borrower, its Subsidiaries, and USB. This note is the "Swingline Note" and each loan made under this note is a "Swingline Loan."

1. Use of Proceeds. The Borrower will use each loan made under this note only for balancing the daily cash position of the Borrower and the Subsidiaries.

2. Fees. The Borrower will pay the Late Payment Fee specified by the Loan Agreement when due.

3.    Availability. No loan under this note will be greater than the lesser of:

      (a) The difference between (1) $10,000,000 and (2) the aggregate principal amount of all Swingline Loans then outstanding.

      (b)   Availability on the date that the loan is requested.

4. Expiry Date. The Borrower's opportunity to borrow under this note will expire on the Expiry Date (April 15, 1999) unless extended by mutual agreement of the Borrower and USB.

5. Principal Repayment. Each loan made under this note will be due and payable at the end of the interest period agreed to by the Borrower and USB at the time the loan is made. No interest period will be longer than seven days or will extend beyond the Expiry Date.

6.    Interest.

      (a) Before default, interest on each loan made under this note will accrue at the interest rate agreed to by the Borrower and USB at the time that the loan is made. Unless otherwise agreed, the Borrower will pay interest monthly in arrears on the first banking day of each month. USB uses a 360-day denominator to calculate interest at any rate.

      (b) After default, interest will accrue at the Default Rate specified in the Loan Agreement until the default is cured or the entire outstanding balance of this note is paid in full. Interest at the default rate is payable on USB's demand.

7. Costs. The party who substantially prevails in the trial or appeal of any civil action, arbitration proceeding, or insolvency (liquidation, reorganization or receivership) claim or proceeding on any claim (including setoffs, defenses, counterclaims and third-party claims) whether arising in tort or contract) arising from or related to this note will be entitled to reasonable attorney fees in addition to its costs and disbursements.

8. Waivers. The Borrower waives acceptance, presentment, delay, dishonor, and notice of dishonor.

9. Governing Law; Jurisdiction. The substantive provisions (that is, without regard for any choice of law provisions which would make the law of another jurisdiction applicable) of Oregon law and any applicable provisions of federal law will govern the construction and enforcement of this note. The Borrower consents to jurisdiction of any state or federal court sitting in Portland, Oregon, on any action or proceeding involving this note and/or any offsets, defenses or counterclaims related to this note.

10. Successors and Assigns. This note will bind and inure to the benefit of the respective successors and assigns of the Borrower and USB, but the Borrower will not have the right by reason of this paragraph to assign its rights or delegate its obligations under this note without USB's prior written consent.

11. Statutory Warning. Under Oregon law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.


                                    POPE & TALBOT, INC.


                                    By /s/ ROBERT J. DAY
                                           -------------------------------------
                                           Name:  ROBERT J. DAY
                                           Title: SENIOR VICE PRESIDENT
                                                  AND CHIEF FINANCIAL OFFICER


                                      -2-